Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-278400

PROSPECTUS Supplement No. 1

(to the prospectus dated February 26, 2025)

CRITICAL METALS CORP.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

This prospectus supplement No. 1 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated February 26, 2025 (the “Prospectus”) relating to the issuance of ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Critical Metals Corp. (the “Company”) upon the exercise of the public warrants of the Company (the “Public Warrants”) and the resale from time to time of Ordinary Shares by the selling securityholders (including their donees, pledgees, transferees or other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Report of Foreign Private Issuer filed with the Securities and Exchange Commission on March 4, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On March 3, 2025, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $1.67 per share and $0.19 per warrant, respectively.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 25 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 4, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-41973

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

Appointment of Director

On February 26, 2025, the Board of Directors (the “Board”) of Critical Metals Corp. (the “Company”) appointed Michael C. Ryan to the Board, effective March 1, 2025.

Mr. Ryan previously served in the U.S. Air Force and more recently supported the Secretary of Defense through his work as an Executive at the U.S. Department of Defense. Mr. Ryan currently serves a Managing Director at Carrolltown Monastery, a start-up in the hospitality industry, a position he has held since July 2017. From October 2019 to October 2020, Mr. Ryan served as Deputy Assistant Secretary of Defense for European and NATO Policy for the U.S. Department of Defense. In this role, he supported the Secretary of Defense and oversaw policy issues related to the nations and international organizations of Europe (including the North Atlantic Treaty Organization and the European Union). Mr. Ryan spent twenty-five years in the United States Air Force, retiring with the rank of Colonel. He is a graduate of the French War College, served on Capitol Hill as a National Defense Fellow and is a distinguished graduate of the National Intelligence University. Mr. Ryan graduated from the U.S. Air Force Academy with a degree in History and Soviet Studies and holds a Master’s Degree from Troy University in International Relations.

There is no arrangement or understanding between Mr. Ryan, on the one hand, and any other persons, on the other, pursuant to which Mr. Ryan was selected as a director of the Company. The Company is not aware of any transaction in which Mr. Ryan has an interest requiring disclosure under Item 7.B of Form 20-F.

Mr. Ryan will be entitled to compensation for service on the board on the same basis as all other non-employee directors of the Company.

On February 26, 2025, the Company has issued a press release announcing the appointment of Mr. Ryan to the Board. A copy of this press release is furnished as Exhibit 99.1 herewith.

Warrant Price Resets

On February 27, 2025, the Company delivered a notice of price adjustment to certain holders of private warrants (the “Private Warrants”) to purchase ordinary shares, par value $0.001 per share (the “Ordinary Shares”), of the Company. Pursuant to the terms of the Private Warrants, upon the occurrence of certain specified events, the warrant price and/or number of shares issuable upon exercise of such Private Warrants is subject to adjustment from time to time as set forth therein. As a result of certain events, the exercise price of the Private Warrants was adjusted to $5.00 per share effective as of February 27, 2025. Holders of the Private Warrants include Polar Multi-Strategy Master Fund, certain funds affiliated with Empery Asset Management, LP and Gem Global Yield LLC SCS. In the aggregate, the Private Warrants are exercisable for 3,564,797 Ordinary Shares.

The notice of adjustment does not impact the company’s public warrants (the “Public Warrants”) to purchase Ordinary Shares that trade on the Nasdaq Stock Market LLC under the symbol “CRMLW.” The exercise price of the Public Warrants remains at $11.50 per share and is only subject to adjustment in accordance with the terms of the Public Warrants.

The information contained in this Report on Form 6-K (this “Form 6-K”), except for Exhibit 99.1, is hereby incorporated by reference into the Company’s registration statements on Form S-8 (File No. 333-280017) (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this Form 6-K is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Critical Metals Corp. Announces the Appointment of Michael C. Ryan to Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Chief Executive Officer and Executive Chairman

Date: March 4, 2025

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